Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-127119 on Form S-8 of our report dated March 13, 2006, relating to the combined statements of operations and cash flows and financial statement schedule related to the net assets acquired from Promenade Trust (the Presley Business) for the year ended December 31, 2004 and for the period January 1, 2005 to February 7, 2005, appearing in this Annual Report on Form 10-K of CKX, Inc. and subsidiaries for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Memphis, Tennessee

March 1, 2007